UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 9, 2010
RHI ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34102	36-4614616

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1325 Avenue of Americas, 21st Floor, New York, NY	10019

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 977-9001
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          As previously reported, on December 23, 2009, RHI Entertainment, Inc.’s (the “Company’s”) indirect subsidiary, RHI Entertainment, LLC (the “Borrower”), entered into a Forbearance Agreement (as amended on January 22, 2010, the “First Lien Forbearance Agreement”) with lenders holding a majority in principal amount of the loans under its $525 million Credit, Security, Guaranty and Pledge Agreement (the “First Lien Credit Agreement”) among the Borrower, RHI Entertainment Holdings II, LLC ( “Holdings”), the guarantors named therein, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders (the “First Lien Agent”) and as issuing bank, and with counterparties to the Borrower’s interest rate hedge agreements (the “swaps”). Holdings and the subsidiaries of the Borrower that guarantee the loans under the First Lien Credit Agreement (the “Guarantors”) also are party to the First Lien Forbearance Agreement. The First Lien Forbearance Agreement will terminate on February 26, 2010 unless previously terminated in accordance with the occurrence of certain events set forth therein and as described in the Company’s Current Form 8-K filed with the Securities & Exchange Commission (the “SEC”) on December 24, 2009.
          On February 12, 2010, the Borrower, Holdings, the Guarantors, lenders holding a majority in principal amount of the loans under the Borrower’s $75 million Credit, Security, Guaranty and Pledge Agreement (the “Second Lien Credit Agreement”), JPMorgan Chase Bank, N.A., as existing agent (the “Existing Agent”), and Wilmington Trust FSB, as successor agent (the “Second Lien Agent”), entered into a Successor Agent Agreement and Second Amendment to Credit, Security, Guaranty and Pledge Agreement (the “Successor Agent Agreement”), pursuant to which the Second Lien Agent succeeded the Existing Agent as administrative agent for the lenders under the Second Lien Credit Agreement. In connection therewith, the Existing Agent and Successor Agent also entered into an Assignment of Intercreditor Agreements, dated as of February 12, 2010 (the “Intercreditor Assignment”), pursuant to which the Existing Agent assigned to the Successor Agent all of its rights, title and interest in the Replacement Amended and Restated Intercreditor Agreement, dated as of June 23, 2008, among JPMorgan Chase Bank, N.A., as administrative agent for the First Priority Secured Parties (as defined therein), the Existing Agent, as administrative agent for the Second Priority Secured Parties (as defined therein), the Borrower, Holdings, the Guarantors and KRH Investments LLC.
          In addition, On February 12, 2010, the Borrower, Holdings, the Guarantors, the lenders holding a majority in principal amount of the loans under the Second Lien Credit Agreement and the Second Lien Agent entered into a separate forbearance agreement (the “Second Lien Forbearance Agreement”). Under the Second Lien Forbearance Agreement, subject to certain conditions, the lenders thereunder have agreed to forbear from exercising their rights and remedies as creditors that may exist by virtue of certain Specified Defaults (as described below) or which may occur during the forbearance period, which is the period to and including February 26, 2010, unless previously terminated. Their agreement to forbear will terminate upon any expiration or termination of the Forbearance Period.
          The forbearance period may terminate prior to February 26, 2010 if:
•	any default other than a Specified Default occurs under the Second Lien Credit Agreement;

•	the Borrower breaches any representation or covenant in the Second Lien Forbearance Agreement;

•	the First Lien Forbearance Agreement terminates;

•	any creditor of the Borrower, Holdings or any Guarantor executes a judgment or obtains attachment on any of their assets; or

•	the Borrower, Holdings or any of the Guarantors commence a voluntary or involuntary bankruptcy proceeding.
          The Specified Defaults with respect to which the Agent and lenders have agreed to forbear are limited to those relating to:
•	a failure to pay interest on the loans under the Second Lien Credit Agreement when due;

•	certain modifications of the Borrower’s contracts with one of its customers;

•	the existence of the Borrower’s plans to manage cash flows or any cross-default resulting from non-payment of any amounts in accordance with those plans; and

•	any breach of a financial covenant that requires the Borrower to maintain a minimum coverage ratio.
          On February 12, 2010, the Borrower failed to make a $398,000 interest payment under the Second Lien Credit Agreement. This event constitutes a “Specified Default” under the first bullet above, and accordingly there currently is a default under the Second Lien Credit Agreement and the Agent and lenders have agreed to provisionally waive the payment default for the duration of the forbearance period. As a result, during the forbearance period the Company does not believe there will be any payment default under the Second Lien Credit Agreement to which any of the Borrower’s other material indebtedness would cross-default. The other Specified Defaults may occur during the forbearance period.
          Under the Second Lien Forbearance Agreement, the Borrower also agreed, among other things, that:
•	default interest of 2% will accrue on all overdue amounts under the Second Lien Credit Agreement, in addition to the rate of interest otherwise applicable;

•	certain covenants under the Second Lien Credit Agreement (including those relating to investments, restricted payments, permitted liens, asset sales and cash expenditures and distributions) will become more restrictive;

•	the Borrower will provide additional information to the Agent and its counsel, including among other things certain information that the Borrower is required to deliver to the First Lien Agent under the First Lien Forbearance Agreement;

•	the Borrower will limit the amounts and timing of its cash expenditures to the amounts itemized in the cash flow schedule, subject to a specified variance;

•	the Borrower will maintain a minimum cash balance of at least $12.5 million;

•	the Borrower will add one of its subsidiaries as a Guarantor under the Second Lien Credit Agreement and will use best efforts to obtain specified deposit account control agreements, in each case consistent with the First Lien Forbearance Agreement;

•	the Borrower will release all claims against the Agent, the lenders under the Second Lien Credit Agreement and the swap counterparties, and indemnify them against claims by third parties, in each case that arise under or in connection with (x) the Credit Agreement based on facts existing on or before the date of the Second Lien Forbearance Agreement and (y) the Second Lien Forbearance Agreement.
          The Second Lien Forbearance Agreement is a short term arrangement that allows the Borrower to work with the Agent and lenders under the Second Lien Credit Agreement to develop a longer-term strategy for restructuring its liabilities. If the Borrower is not able to cure all defaults or enter into a new forbearance agreement by February 26, 2010 (or any earlier date that the Second Lien Forbearance Agreement may be terminated), then subject to the terms of the intercreditor agreement that governs the rights and privileges between the agent and lenders under the First Lien Credit Agreement and the agent and lenders under the Second Lien Credit Agreement (the “Intercreditor Agreement”), the Agent and lenders under the Second Lien Credit Agreement may exercise all of their rights and remedies, including acceleration of the loans and, subject to compliance with the Intercreditor Agreement, foreclosure on collateral, which — if exercised — would reasonably be expected to result in a bankruptcy filing by the Borrower.
          The aforementioned description of the Successor Agent Agreement, Intercreditor Assignment and the Second Lien Forbearance Agreement is qualified in its entirety by the full terms and conditions of the Successor Agent Agreement, the Intercreditor Assignment and the Second Lien Forbearance Agreement, a copy of which is attached as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and each of which is incorporated herein by reference. A copy of the First Lien Forbearance Agreement was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated December 23, 2009, and the first amendment to the First Lien Forbearance Agreement was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K, dated January 22, 2010, and each of which is also incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On February 9, 2010, the President & Chief Executive Officer, Robert A. Halmi, Jr., and Chairman of the Board, Jeff Sagansky, entered into surrender agreements with the Company (the “Agreements”) whereby Mr. Halmi and Mr. Sagansky irrevocably surrendered, cancelled and forfeited 16,666 and 38,888 restricted stock units (“RSUs”), respectively. Notwithstanding the Agreements, as of February 9, 2010, Mr. Halmi and Mr. Sagansky, became vested with respect to 33,334 and 77,778 RSUs that, by their terms, are not transferable unless and until the Company’s share price achieves certain target levels set forth in the original Award Grant Notices related to the RSUs. Subject to Mr. Halmi’s and Mr. Sagansky’s continued employment with the Company, Mr. Halmi’s and Mr. Sagansky’s remaining RSUs will vest on February 9, 2011 (50% of the remaining RSUs) and February 9, 2012 (50% of the remaining RSUs). The RSUs that vest on these future dates have not been surrendered, cancelled nor forfeited and are not subject to the Agreements. The RSUs were awarded pursuant to the Amended & Restated RHI Entertainment, Inc. 2008 Incentive Award Plan (the “Plan”), filed on April 15, 2009 as Appendix A to the Company’s Definitive Proxy Statement, the Company’s Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement, the form of which was filed on February 9, 2009, as Exhibit 10.2 to the Company’s Current Report on Form 8-K, each of which qualify the foregoing description of the RSUs in its entirety.
The number of shares of Company common stock subject to the RSUs granted to Mr. Halmi and Mr. Sagansky on February 9, 2009 that (a) were surrendered pursuant to the Agreements, (b) were vested but not transferable to Mr. Halmi or Mr. Sagansky pursuant to the applicable Restricted Stock Unit Award Grant Notice and (c) remain outstanding as of the date hereof is as follows:

	Total # of RSUs	Total # of RSUs Vested but	Total # of RSUs That
Name	Surrendered	Not Transferable	Remain Outstanding
Robert A. Halmi, Jr.	16,666	33,334	100,000
Jeff Sagansky	38,888	77,778	233,333
Item 2.06. Material Impairments;
Item 8.01. Other Events
          As previously disclosed in a Form 8-K filed with the SEC on December 24, 2009, as a result of market conditions during the fourth quarter of 2009, the Company expected that further reductions in (i) the value of the Company’s film library as provided by a third party valuation and (ii) a substantial impairment of the net book value of the Company’s film library in accordance with Company’s internal analysis had occurred during the fourth quarter of 2009 and/or would occur during the first quarter of 2010.
          As a result of the Company’s assessment of market conditions, sales data, pricing and other factors, the Company believes that changes have occurred that will reduce the expected ultimate revenue for its films. A reduction in the ultimate revenue associated with a film results in a higher rate of amortization over that film’s remaining accounting life and causes a reduction in that film’s prospective profit margin. The Company estimates that the reduction in ultimate revenues will increase the Company’s film amortization cost for the year ended December 31, 2009 related to films for which revenue has been recognized for such period. Additionally, the Company believes that the reduction in ultimate revenues will result in a decrease in the fair value of certain films to an amount below their net book value. The Company believes that impairment charges associated with the value of a significant number of films in its library will be required in its financial statements for the year ended December 31, 2009. While the Company is still in the process of concluding its analysis of the ultimate revenue of its films, based on its work done to date, it estimates that impairment charges totaling approximately $200 million to $250 million will be recorded for the year ended December 31, 2009. These results are preliminary estimates only and the final results remain subject to additional review, including review by the Company’s auditors, and may differ materially from the preliminary estimates. This analysis is an estimate by the Company of future results, and actual realizations of revenues may differ significantly from these estimates.

          In addition, the Company is required by the lenders under its First Lien Credit Agreement to provide a third party valuation report of the film library on an annual basis (the “Valuation Report’) to be used in the calculation of certain covenants under the First Lien Credit Agreement. A preliminary draft of the Valuation Report indicates a material and substantial reduction of approximately 45% to 55% of the non-contracted value of the films in our film library at December 31, 2009 as compared to the third party valuation at December 31, 2008 using similar methodologies.
          The methodology used in the preliminary draft of the Valuation Report differs from that used in the Company’s internal ultimate revenue analysis in that it provides a discounted present value of cash flow from projected future sales of domestic and international rights to the films in the library, which include miniseries, made for television movies, series, feature films and other titles. This valuation of the film library takes into account the value attributed to each of (i) the Company’s new productions in 2008 and 2009, (ii) the U.S. film library, (iii) the international film library and (iv) the new media platforms for which the film library is distributed. The Valuation Report excludes, among other things, the value of any on- or off-balance sheet receivables and any future cash flow from currently contracted sales of films. Notwithstanding these differences, substantial changes in the valuation provided in the Valuation Report may be indicative of changes in the value of the Company’s film library for purposes of the Company’s financial statements. The Valuation Report is subject to a number of assumptions, qualifications and disclaimers which may change prior to finalization of the report and the valuation of the film library reflected therein may not reflect the actual values that would be realized if the Company were to sell the film library to a third-party purchaser.
          The expected decrease in the value of the Company’s film library directly and materially reduces the borrowing base governing the revolving credit facility under the First Lien Credit Agreement as previously discussed on the Company’s Current Form 8-K, filed with the SEC on December 24, 2009. The Valuation Report is used solely for the purpose of determining compliance with certain financial covenants contained in the First Lien Credit Agreement. The basis for the valuation depends on the accuracy of a variety of assumptions and projections, any of which may not reflect actual conditions.
Item 9.01 Exhibits.

Exhibit
Number	Description

10.1	Successor Agent Agreement and Second Amendment to Credit, Security, Guaranty and Pledge Agreement (Second Lien Credit Agreement), dated February 12, 2010, among RHI Entertainment, LLC, its subsidiaries party to the Second Lien Credit Agreement, RHI Entertainment Holdings II, LLC, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wilmington Trust FSB, as successor administrative agent.
10.2	Assignment of Intercreditor Agreements, dated February 12, 2010, among JPMorgan Chase Bank, N.A., as administrative agent for the lenders under the Second Lien Credit Agreement, and Wilmington Trust FSB, as successor administrative agent.
10.3	Forbearance Agreement, dated February 12, 2010, among RHI Entertainment, LLC, its subsidiaries party to the Second Lien Credit Agreement, RHI Entertainment Holdings II, LLC, the Lenders party thereto and Wilmington Trust FSB, as Administrative Agent.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 16, 2010	RHI ENTERTAINMENT, INC. (Registrant)
	By:	/s/ William J. Aliber
		Name:	William J. Aliber
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Successor Agent Agreement and Second Amendment to Credit, Security, Guaranty and Pledge Agreement (Second Lien Credit Agreement), dated February 12, 2010, among RHI Entertainment, LLC, its subsidiaries party to the Second Lien Credit Agreement, RHI Entertainment Holdings II, LLC, the Lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and Wilmington Trust FSB, as successor administrative agent.
10.2	Assignment of Intercreditor Agreements, dated February 12, 2010, among JPMorgan Chase Bank, N.A., as administrative agent for the lenders under the Second Lien Credit Agreement, and Wilmington Trust FSB, as successor administrative agent.
10.3	Forbearance Agreement, dated February 12, 2010, among RHI Entertainment, LLC, its subsidiaries party to the Second Lien Credit Agreement, RHI Entertainment Holdings II, LLC, the Lenders party thereto and Wilmington Trust FSB, as Administrative Agent.